Exhibit (d)(9)
JOINDER AGREEMENT
This JOINDER AGREEMENT, dated as of February 24, 2026 (this “Agreement”), is entered into by Kona Management Holdco, LLC, a Delaware limited liability company (“Management Holdco”), and Hamblin Watsa Investment Counsel Ltd., a corporation organized under the Laws of Canada (“HWIC”), in its capacity as investment manager and/or pursuant to a power of attorney on behalf of Odyssey Reinsurance Company (“ORC”) and Odyssey Reinsurance (Barbados) Ltd. (“ORBL”).
WHEREAS, reference is made to that certain Joint Bidding Agreement, dated as of November 4, 2025, as amended (the “Joint Bidding Agreement”), among Management Holdco, HWIC, and the persons listed on Schedule 1 thereto (collectively, “FF”) (capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Joint Bidding Agreement);
WHEREAS, ORC holds 935,807 Company Common Shares, and wishes to transfer all of such Company Common Shares to ORBL in connection with a portfolio rebalancing HWIC wishes to carry out in the ordinary course of business;
WHEREAS, ORBL desires to enter into this Agreement to be bound by the terms and conditions of the Joint Bidding Agreement; and
WHEREAS, pursuant to Section 13.8 of the Joint Bidding Agreement, FF may assign its rights and obligations under the Joint Bidding Agreement to another Affiliate of Fairfax Financial Holdings Limited, so long as (a) such Affiliate agrees to be bound by the terms of the Joint Bidding Agreement, and (b) such assignment does not release the assignor of its obligations thereunder.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1. Affiliate. ORBL hereby represents and warrants to Management Holdco that it has received and reviewed a complete copy of the Joint Bidding Agreement and that ORBL is an Affiliate of Fairfax Financial Holdings Limited.
2. Joinder. ORBL hereby acknowledges, agrees and confirms that, by its execution of this Agreement, it will be a party to the Joint Bidding Agreement and an Investor for all purposes of the Joint Bidding Agreement, and hereby expressly (a) accepts and assumes all of the rights and obligations of an Investor thereunder and (b) agrees to be fully bound by and subject to, and to comply with, all of the terms, conditions and provisions of the Joint Bidding Agreement applicable to the Investors as if it had originally executed the Joint Bidding Agreement.
3. Miscellaneous. The provisions set forth on the Joint Bidding Agreement, other than Section 13.14, are herein incorporated by reference as if fully set forth herein, mutatis mutandis, and ORBL agrees to such terms. This Agreement and the Joint Bidding Agreement (including Schedule 1), taken together with the Merger Agreement, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

KONA MANAGEMENT HOLDCO, LLC

By:	/s/ William J. McMorrow
	Name:	William J. McMorrow
	Title:	Chief Executive Officer

[Signature Page to Joinder Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

KONA MANAGEMENT HOLDCO, LLC

By:
Name:
Title:

HAMBLIN WATSA INVESTMENT COUNSEL LTD., in its capacity as investment manager and/or pursuant to a power of attorney on behalf of Odyssey Reinsurance Company and Odyssey Reinsurance (Barbados) Ltd.

By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Chief Risk Officer

[Signature Page to Joinder Agreement]